DEFA14A

PROXY STATEMENT PURSUANT TO SECTION 14 (a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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The Dreyfus/Laurel Funds Trust - Dreyfus Premier Managed Income Fund
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 20, 2008

Dreyfus recently contacted you regarding a Special Meeting of Shareholders of Dreyfus Premier Managed Income Fund (the “Fund”), a series of The Dreyfus/Laurel Funds Trust, which has been adjourned to April 2, 2008 at 9:00 a.m. The Fund’s records indicate that we have not received your vote. We urge you to vote as soon as possible in order to allow the Fund to obtain a sufficient number of votes to hold the Meeting as rescheduled. By voting now you will help the Fund save on the cost of additional mailings and calls to shareholders.

Please Vote Today!

Dreyfus has made it very easy for you to vote. Choose one of the following methods:

  Log on to the website noted on your proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.
  Call the phone number on the proxy card and enter the control number printed on the card and follow the touchtone prompts.
  Mail in your signed proxy card in the envelope provided.

Your vote is urgently needed!

Please vote now to be sure your vote is received in time for the

     April 2, 2008 Special Meeting of Shareholders.

     If you have any questions regarding the proposal or voting process, or would like to obtain additional copies of the materials, do not hesitate to call our proxy solicitor, D.F. King & Co., Inc., whom you may also receive a call from, toll-free at (800) 431-9629.

Voting takes only a few minutes. Thank you for your participation in this important matter.